Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares' Prospectus of Pioneer Fundamental Growth Fund, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, and Class Y Shares' Statement of Additional Information of Pioneer Fundamental Growth Fund, and to the incorporation by reference of our report, dated May 24, 2011, on the financial statements and financial highlights of Pioneer Fundamental Growth Fund, included in the Annual Report to the Board of Trustees and Shareowners for the year ended March 31, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-89354) of Pioneer Series Trust X.


                                  ERNST & YOUNG LLP

Boston, Massachusetts
July 25, 2011